Rule 424(b)(3)
                               File No. 333-06127



                            MDU Resources Group, Inc.

                         Automatic Dividend Reinvestment

                             and Stock Purchase Plan

                  Supplement to Prospectus Dated August 1, 1996



Adoption of New Rights Plan


         On November 12, 1998, the Board of Directors adopted a new rights plan that replaces the previous rights plan which expired on November 18, 1998. The Board declared a dividend of one preference share purchase right on each outstanding share of common stock. The dividend is payable on December 1, 1998 to stockholders of record on that date. Each right entitles the registered holder of Common Stock to purchase from the Company for $125 one one-thousandth of a share of Series B Preference Stock, subject to adjustment.

         The terms of the rights are contained in the Rights Agreement, dated as of November 12, 1998, between the Company and Norwest Bank Minnesota, N.A., the Rights Agent, and the Registration Statement on Form 8-A, dated November 12, 1998, which is incorporated by reference into the prospectus.

November 30, 1998.